10.23	Alcan Supplemental Short Term Incentive Plan, dated 11 February 2006.

2006 Supplemental Short Term
Incentive Plan (SSTIP)

Table of Contents

INTRODUCTION	2
GOVERNANCE	2
ELIGIBILITY AND OBJECTIVE SETTING	2
AWARDS AND PAYOUT	3
FINANCING	4
APPENDIX A — ROLE OF STEERING COMMITTEE	5
APPENDIX B — PERFORMANCE AND REWARD	5

INTRODUCTION
The Supplemental Short Term Incentive Plan (SSTIP) is intended to motivate achievement of specific individual objectives intended to support improvement in Alcan shareholder value that would otherwise not be reflected in the traditional EVA metric for 2006.
During 2006 the Human Resources Committee will undertake a comprehensive review of Alcan’s compensation structure and goals to ensure consistency with overall business strategy. Directionally it is anticipated that the thrust will be to encourage greater individual performance recognition and this plan is a step toward that environment.
GOVERNANCE
The plan was approved by the Human Resources Committee on February 11, 2006. The plan will be administered by a steering committee comprising the CEO, CFO, SVP HR and the Director Compensation Services.
The steering committee will approve objectives, assess results and be responsible for recommending payouts against the objectives. Final approval of all payments will be by the Human Resources Committee.
ELIGIBILITY
Alcan Inc and Business Group management team N-1 and N-2 (excluding the CEO but including Excom members) are eligible. Total eligible employees are approximately 100.
BG Presidents may determine that an additional supplemental plan is required for other key individuals below the management team. While that is outside the scope of this document it is expected that the cost of such a plan would be consistent with the value parameters used in the overall Alcan plan.

Objective Setting and Measurement Process
Qualifying objectives will be agreed by the Steering Committee from a list submitted by BG Presidents or Alcan Inc Functional Heads.
Eligible participants will have half of their SSTIP award based upon their contribution to the overall Alcan SG&A initiative. The remaining half will be based upon achievement against two selected individual objectives.
Awards
In January 2007 the Steering Committee will make final evaluations of achievements against objectives in preparation for approval by the Excom at its February meeting and payout with EPA awards at the end of February.
The target payout for the plan is 10% of mid-point base salary range. Half of the award (or 5% of base salary) will be paid against an executive’s contribution to the group SG&A objective and the balance (or 5% of base salary) payable for achievement against individual objectives.
Awards will be payable based upon the following scale:

SSTIP Objectives
Measurable	10% of	Achievement of Individual Objectives *
Objective	Base Salary	50%	100%	150%
Team SG&A Objective	5% of Base	Evaluation based upon individual contribution to group SG&A objective

Individual Objectives	5% of Base	Payout based upon evidence of real progress and contribution but falling short of objective*	Normative payout based upon target achievement and time line	Payout based upon exceptional achievement significantly in excess of original goals

*	Individual awards will be paid at 50%, 100% or 150% consistent for threshold level of achievement

EXAMPLE
Illustrative SSTIP payout:
•	Base Salary $200,000

•	SSTIP Objective 10% of base

		Achievement
SSTIP	Attribution of	Against	Payout
Objective	10% Objective	Objective	Calculation	Award
Group	50%	100%	$200,000	$10,000
			x10%x50%x100%(1)

Individual #1	25%	50%	$200,000	$2,500
			x10%x25%x50%(2)

Individual #2	25%	150%	$200,000	$7,500
			x10%x25%x150%(3)

(1)	Achievement against group objective was at plan and therefore target payout is payable

(2)	Achievement against objective #1 was at 50% and therefore minimum amount is payable

(3)	Achievement against objective #2 was at 150% and therefore maximum amount is payable
Financing
The plan will be financed from a pool of up to a maximum of US$4.5M which approximates 15% of base salaries of all eligible executives. Expected payouts at target would equal $3.0M or 10% of base salaries.

Appendix A — Role of Steering Committee
1.	The Committee will:
a.	approve individual objectives and confirm metrics and goals

b.	monitor performance and approve any mid-year adjustments to objectives

c.	monitor group performance against stretch budgets

d.	review and approve results prior to final approval by HRC

e.	authorize payment
2.	The Committee will assess performance against objectives — not on their actual impact on share price
Appendix B — Performance and Reward

Compensation Element	Expectation	Comments
Base Salary	Overall performance and ongoing personal contribution	Subject to competitive practice and potential

EPA	EVA/EHS Performance of BG or Alcan Inc	EVA/EHS metrics with discretionary adjustment for exceptional individual performance

SSTIP	SG&A and specific individual objectives	Individual Performance against selected objectives